Exhibit 99.1

Natus Medical Announces 2012 Second Quarter Financial Results

SAN CARLOS, Calif.--(BUSINESS WIRE)--July 26, 2012--Natus Medical Incorporated (NASDAQ:BABY) today announced financial results for the three and six months ended June 30, 2012.

For the second quarter ended June 30, 2012, the Company reported revenue of $61.0 million, compared to $58.1 million in the comparable quarter of the previous year. Net income was $445,000, or $0.01 per diluted share, compared with net income of $2.4 million, or $0.08 per diluted share for the second quarter of 2011.

For the six months ended June 30, 2012, the Company reported revenue of $120.5 million, compared to $117.2 million in the comparable period of the previous year. Net income was $803,000, or $0.03 per diluted share, compared with net income of $5.5 million, or $0.18 per diluted share in for the first half of 2011.

The Company reported non-GAAP earnings per share of $0.12 per diluted share for the second quarter of 2012 compared to $0.13 per diluted share for the second quarter of 2011 and $0.18 per diluted share for the six months ended June 30, 2012, compared to $0.26 per diluted share for the same period in the previous year.

“I am pleased to report on the excellent execution by our operating teams in the second quarter,” said Jim Hawkins, Chief Executive Officer of the Company. “Our non-GAAP earnings came in at the high end of the guidance range while our revenue was in line with our guidance. This was a considerable achievement, given the efforts that were also underway throughout the quarter related to the Nicolet acquisition.”

“Prior to the close of the acquisition on July 2nd, the Natus team completed the Nicolet integration and operating plans as well as the carve-out of the business from CareFusion,” added Hawkins. “With this acquisition, Natus is now the leading provider of products into the worldwide neurodiagnostic market. We have market leading positions in EEG, EMG, and PSG in both the United States and abroad. While we expect Nicolet to be marginally accretive to our non-GAAP earnings in the fourth quarter, we expect it to be substantially accretive throughout 2013.”

“I am also pleased to report that the introduction of our first incubator into the U.S. market is attracting a lot of interest. We remain convinced the incubator market will be an area of solid growth for Natus in the years ahead,” said Hawkins.

As of June 30, 2012, the Company had cash, cash equivalents, and short-term investments of $17 million, stockholders' equity of approximately $259 million, and working capital of approximately $111 million. On June 28, the Company borrowed $31 million on its line of credit and used approximately $27 million of its existing cash to fund the Nicolet acquisition. The approximate $58 million purchase consideration will be reported as a deposit on the Company’s June 30, 2012 balance sheet.

Financial Guidance

Natus updated its 2012 financial guidance. For the full year 2012, the Company expects to report revenue of $295 million to $300 million and non-GAAP earnings per share of $0.58 to $0.63. The Company had earlier said that it expected to report revenue of $256 million to $262 million and non-GAAP earnings per share of $0.57 to $0.62 without giving effect to the Nicolet acquisition.

For the third quarter of 2012, the Company expects to report revenue of $80 million to $82 million and non-GAAP earnings per share of $0.12 to $0.14. This compares to revenue of $51.3 million and non-GAAP earnings per share of $0.07 reported in the third quarter of 2011.

For the fourth quarter of 2012, the Company expects to report revenue of $94.5 million to $97.5 million and non-GAAP earnings per share of $0.27 to $0.30. This compares to revenue of $64.1 million and non-GAAP earnings per share of $0.14 reported in the fourth quarter of 2011.

The Company's full year 2012 and quarterly non-GAAP earnings per share guidance exclude the following charges:

- Amortization expense associated with acquisition-related intangible assets.

- Restructuring charges that the Company expects to incur in 2012 associated with acquisitions, which charges were $1.3 million for the first half of 2012. In a Current Report on Form 8-K filed with the SEC on July 9, 2012, the Company reported that it had initiated an integration and reorganization plan related to the acquisition of Nicolet and further reported that it expected the cost of the plan would be approximately $6.4 million, which the Company expects to record as of the date of the plan. For the remainder of 2012, the amount and timing of other potential restructuring charges have not yet been determined.

- Direct costs associated with acquisitions that were $2.0 million in the first half of 2012, principally for pre-acquisition due diligence and outside legal costs. The Company expects that during the third quarter of 2012 it will incur additional direct costs of the Nicolet acquisition related to valuation and audit-related services.

- The incremental accelerated depreciation of previously capitalized software costs of $900,000 during the first half of the year due to the Company’s implementation of a world-wide enterprise resource planning platform in 2012, which the Company expects will reduce GAAP earnings per share by approximately $0.02 for the full year.

- The impact on gross profit of the fair value adjustment to inventory associated with Embla purchase accounting that will be $56,000 for the full year 2012, and for Nicolet, the amount and timing of which have not been determined.

The Company’s non-GAAP guidance includes the impact of expensing employee share based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results for the three and six months ended June 30, 2012 exclude amortization expense associated with certain acquisition-related intangible assets, restructuring charges, direct costs associated with acquisitions, the accelerated write off of capitalized software, and the impact of inventory fair value adjustments recorded through purchase accounting, as more fully detailed below.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of this release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, July 26, 2012. Individuals interested in listening to the conference call may do so by dialing 866-804-6924 for domestic callers, or 1-857-350-1670 for international callers, and entering reservation code 26942556. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 93774209.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the contribution of the Nicolet business to profitability, growth in the incubator market, and revenue and non-GAAP profitability in the third and fourth quarters and full year 2012 These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2011, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2012	2011	2012	2011

Revenue	$61,013	$58,095	$120,522	$117,203
Cost of revenue	26,771	25,028	52,812	49,400

Gross profit	34,242	33,067	67,710	67,803

Operating expenses:
Marketing and selling	15,930	15,754	32,954	30,130
Research and development	6,594	6,171	13,349	12,458
General and administrative	10,913	7,986	20,441	17,018

Total operating expenses	33,437	29,911	66,744	59,606

Income from operations	805	3,156	966	8,197

Other income/(expense):
Interest income	4	7	9	17
Interest expense	(8)	(64)	(16)	(112)
Other income, net	289	(12)	461	(119)

Total other income/(expense)	285	(69)	454	(214)

Income before provision for income tax	1,090	3,087	1,420	7,983

Provision for income tax expense	645	726	617	2,518

Net income	$445	$2,361	$803	$5,465

Earnings per share:
Basic	$0.02	$0.08	$0.03	$0.19
Diluted	$0.01	$0.08	$0.03	$0.18

Weighted-average shares used to compute
Basic earnings per share	28,921	28,439	28,888	28,393
Diluted earnings per share	29,697	29,739	29,610	29,642

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2012	2011	2012	2011

GAAP based results:

Income (loss) before provision for income tax (benefit)	$1,090	$3,087	$1,420	$7,983

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:					(a)

Cost of revenue	532	530	1,060	1,062
Marketing and selling	538	393	929	825
Research and development	345	370	675	740

Restructuring charge reported as a component of general and administrative expense	679	630	1,256	793	(b)

Direct costs of acquisitions (G&A)	1,992	-	1,992	-	(c)

Accelerate ERP system depreciation (G&A)	451	-	902	-	(d)

Embla inventory FMV adjustment (COGS)	-	-	55	-	(e)

Non-GAAP income before provision for income tax	5,627	5,010	8,289	11,403

Provision for income tax expense, as adjusted	2,206	1,234	2,840	3,576

Non-GAAP net income	$3,421	$3,776	$5,449	$7,827

Non-GAAP earnings per share:
Basic	$0.12	$0.13	$0.19	$0.28
Diluted	$0.12	$0.13	$0.18	$0.26

Weighted-average shares used to compute
Basic non-GAAP earnings per share	28,921	28,439	28,888	28,393
Diluted non-GAAP earnings per share	29,697	29,739	29,610	29,642

Memo, Gross profit percentage:
GAAP basis	56.1%	56.9%	56.2%	57.9%
non-GAAP basis	57.0%	57.8%	57.1%	58.8%

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a)	Amortization expense associated with acquired intangible assets with definite lives.
(b)	Restructuring charge including accruals for severance benefits and exit and disposal costs.
(c)	Direct costs of acquisitions that are expensed pursuant to the requirement of ASC 805.
(d)	Acceleration of depreciation of current ERP system associated with the implementation of a world-wide enterprise resource planning platform.
(e)	Inventory fair value adjustment included as a component of cost of sales in accordance with ASC 805.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Vice President Finance and Chief Financial Officer
InvestorRelations@Natus.com